Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of palmOne, Inc. on Form S-8, of our report dated July 30, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph regarding the retroactive adjustment of palmOne’s consolidated financial statements to account for the distribution of PalmSource, Inc. as discontinued operations for all periods presented), appearing in the Annual Report on Form 10-K of palmOne, Inc. for the year ended May 31, 2004.

/s/ Deloitte & Touche LLP

San Jose, California

November 15, 2004